Exhibit (11)

May 27, 2009

EQ Advisors Trust

1290 Avenue of the Americas

New York, New York 10104

Ladies and Gentlemen:

We have acted as counsel to EQ Advisors Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the Trust’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering the Class IA and Class IB shares of beneficial interest of the series of the Trust listed in Appendix A attached hereto as “Acquiring Portfolios” (the “Shares”) to be issued in connection with the Plan of Reorganization and Termination or the Plan of Asset/Stock Exchange (collectively, the “Plans”) adopted by the Trust on behalf of the Acquiring Portfolios and the corresponding series of the Trust listed in Appendix A as “Acquired Portfolios.” Each Plan provides for the transfer of all of the assets of an Acquired Portfolio to the corresponding Acquiring Portfolio in exchange solely for Shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of the liabilities of the Acquired Portfolio, and the distribution by the Acquired Portfolio of the Shares to the shareholders of the Acquired Portfolio in liquidation and termination of the Acquired Portfolio.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Plans, the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended, and By-Laws, and the action of the Board of Trustees of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials and, as to matters of fact that are material to our opinions, we have also relied upon a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

May 27, 2009

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

2.	When issued and delivered in accordance with the Plans, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the references to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates

Appendix A

Acquired Portfolio	Acquiring Portfolio
EQ/Ariel Appreciation II Portfolio	EQ/Mid Cap Value PLUS Portfolio
EQ/Lord Abbett Mid Cap Value Portfolio
EQ/Van Kampen Real Estate Portfolio

EQ/AXA Rosenberg Value Long/Short Equity Portfolio	EQ/PIMCO Ultra Short Bond Portfolio
EQ/Short Duration Bond Portfolio

EQ/Bond Index Portfolio	EQ/Core Bond Index Portfolio
EQ/Long Term Bond Portfolio

EQ/Caywood-Scholl High Yield Bond Portfolio	EQ/Quality Bond PLUS Portfolio

EQ/Government Securities Portfolio	EQ/Intermediate Government Bond Index Portfolio